Exhibit 99.1 Press Release

Investor Contact: Katie Reinsmidt, Director of Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
SECOND QUARTER RESULTS

•	FFO per share increased 9.5% to $0.81 in the second quarter.

•	Total revenues increased 9.4% during the second quarter.

•	Portfolio occupancy unchanged from the prior year at 91.6% as of June 30, 2008, excluding centers acquired in 2007.

CHATTANOOGA, Tenn. (August 5, 2008) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the second quarter ended June 30, 2008. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

          Net income available to common shareholders for the quarter ended June 30, 2008, was $9,667,000, or $0.15 per diluted share, compared with $11,465,000, or $0.17 per diluted share for the prior-year period. Net income available to common shareholders for the six months ended June 30, 2008, was $15,838,000, or $0.24 per diluted share, compared with $28,866,000, or $0.44 per diluted share, for the prior-year period.

          Net income available to common shareholders for the quarter and six months ended June 30, 2008 was primarily impacted by an increase in depreciation expense and an increase in interest expense as compared with the prior-year periods from the addition of acquired and developed properties.

          Funds from Operations (“FFO”) allocable to common shareholders for the quarter ended June 30, 2008, was $53,432,000, or $0.81 per diluted share, compared with $48,380,000, or $0.74 per diluted share, for the prior-year period, representing an increase of 9.5% on a per share basis. FFO allocable to common shareholders was $105,932,000, or $1.60 per diluted share, for the six months ended June 30, 2008, compared with $99,379,000, or $1.52 per diluted share, for the prior-year period.

          FFO of the operating partnership for the quarter ended June 30, 2008, was $94,436,000, compared with $85,948,000 for the prior-year period, representing an increase of 9.9%. FFO of the operating partnership for the six months ended June 30, 2008, was $187,291,000, compared with $176,705,000 for the prior-year period.

-MORE-

CBL Reports Second Quarter Results

August 5, 2008

HIGHLIGHTS

•

Total revenues increased 9.4% during the quarter ended June 30, 2008, to $269,527,000 from $246,289,000 in the prior-year period. Total revenues increased 10.6% in the six months ended June 30, 2008 to $547,624,000 from $495,307,000 in the prior-year period.

•

Same-center net operating income (“NOI”) for the portfolio for the quarter and six months ended June 30, 2008, declined 0.8% and 0.7% respectively, compared with a 2.4% increase and a 0.4% decline, respectively, for the prior-year periods. Same-center NOI for the quarter was primarily impacted by the year-over-year decline in stabilized mall occupancy and an increase in bad debt expense due to store closures.

•

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of June 30, 2008, declined 2.3% to $341 per square foot compared with $349 per square foot in the prior year period.

•

The debt-to-total-market capitalization ratio as of June 30, 2008, was 68.6% based on the common stock closing price of $22.84 and a fully converted common stock share count of 116,960,000shares as of the same date. The debt-to-total-market capitalization ratio as of June 30, 2007, was 53.2% based on the common stock closing price of $36.05 and a fully converted common stock share count of 116,285,000 shares as of the same date.

•

Consolidated and unconsolidated variable rate debt of $1,418,020,000 represents 15.1% of the total market capitalization for the Company and 22.0% of the Company’s share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “In the third and fourth quarters of this year, more than 1.4 million square feet of new developments and expansions will be opening in the CBL portfolio. The most notable of these new centers is the 900,000-square-foot Pearland Town Center in Houston, TX, which celebrated its grand opening on July 30. The CBL leasing team did an outstanding job with the center opening over 85% leased and committed. The attention this center continues to receive from retailers and the financial community is tremendous and we believe Pearland Town Center will make a strong contribution to CBL’s long-term growth.

“The second quarter was led by the 9.5% growth in Funds From Operations per share and the enhancements to our financial flexibility with a new $228 million term facility. Notwithstanding the current challenges in the retail environment, we are focused on sustaining the corporate-wide momentum we have been building and look forward to realizing the long-term benefits of our business strategy.”

PORTFOLIO OCCUPANCY

	June 30,
	2008	2007

Portfolio occupancy	91.4%*	91.6%
Mall portfolio	90.9%	91.7%
Stabilized malls	91.0%	92.2%
Non-stabilized malls	89.5%	82.1%
Associated centers	94.1%	92.3%
Community centers	92.4%	82.7%

*Portfolio occupancy excluding centers acquired in 2007 was 91.6% as of June 30, 2008 compared with 91.6% as of June 30, 2007.

-MORE-

CBL Reports Second Quarter Results

August 5, 2008

DISPOSITIONS

          In April 2008, CBL completed the sale of five community centers located in Greensboro, NC for approximately $24.3 million to three separate buyers. The community centers included Brassfield Square, Hunt Village, Northwest Centre, Caldwell Court and Garden Square.

          In June 2008, CBL completed the disposition of one office building in Greensboro, NC for $1.2 million.

          CBL has entered into a contract to sell New Garden Crossing, a community center in Greensboro, NC, for $19.5 million. CBL anticipates closing on the disposition in August 2008.

FINANCING

          During the second quarter, CBL entered into a new, unsecured term facility for up to $228.0 million. The facility has an initial term of three years with two one-year extensions at the Company’s option and will bear interest based on leverage (debt to gross asset value) in the range of 150 to 180 basis points over LIBOR. The proceeds were used to pay down outstanding balances on the Company’s lines of credit, providing CBL with additional financial flexibility.

          The banks participating in the new term loan include Wells Fargo Bank as Lead Arranger; Aareal Capital Corporation, Regions Bank, US Bank, Fifth Third Bank and Raymond James Bank.

OUTLOOK AND GUIDANCE

          Based on today’s outlook and the Company’s second quarter results the Company is maintaining guidance for 2008 FFO in the range of $3.46 to $3.56 per share. The full year guidance assumes $0.12 to $0.16 of outparcel sales and same-center NOI growth in the range of 0.0% to 2.0%, excluding the impact of lease termination fees from both applicable periods. At this time, the Company views the lower end of the same-center NOI guidance range as more probable. The guidance incorporates the write-off of outstanding receivables for bankruptcies to-date, including $632,000 related to the recent Steve & Barry’s bankruptcy filing, but does not provide for any lost rent and common area maintenance reimbursements resulting from potential future Steve & Barry’s or other retail store closures. The guidance excludes the impact of any future unannounced acquisitions or dispositions. The Company expects to update its annual guidance after each quarter’s results.

	Low	High

Expected diluted earnings per common share	$0.77	$0.87
Adjust to fully converted shares from common shares	(0.33)	(0.38)

Expected earnings per diluted, fully converted common share	0.44	0.49
Add: depreciation and amortization	2.69	2.69
Add: minority interest in earnings of Operating Partnership	0.33	0.38

Expected FFO per diluted, fully converted common share	$3.46	$3.56

INVESTOR CONFERENCE CALL AND SIMULCAST

          CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. EDT on Wednesday, August 6, 2008, to discuss the second quarter results. The number to call for this interactive teleconference is (303) 262-2130. A seven-day replay of the conference call will be available by dialing (303) 590-3000 and entering the passcode 11110989#. A transcript of the Company’s prepared remarks will be furnished on a Form 8-K following the conference call.

          To receive the CBL & Associates Properties, Inc., second quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8292.

-MORE-

CBL Reports Second Quarter Results

August 5, 2008

          The Company will also provide an online Web simulcast and rebroadcast of its 2008 second quarter earnings release conference call. The live broadcast of CBL’s quarterly conference call will be available online at the Company’s Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, on August 6, 2008, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through August 13, 2008.

          CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 157 properties, including 86 regional malls/open-air centers. The properties are located in 27 states and total 84.7 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has thirteen projects under construction totaling 3.8 million square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; Hammock Landing in West Melbourne, FL; The Promenade in D’Iberville, MS; two lifestyle/associated centers, six expansions/redevelopments, and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

          FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. The Company defines FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

          The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

          The Company presents both FFO of its operating partnership and FFO allocable to common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the minority interest in the operating partnership. The Company believes FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

          In the reconciliation of net income available to common shareholders to FFO allocable to common shareholders, the Company makes an adjustment to add back minority interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

-MORE-

CBL Reports Second Quarter Results

August 5, 2008

          FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

          NOI is a supplemental measure of the operating performance of the Company’s shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

          Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company’s definition of NOI may be different than that used by other companies and, accordingly, the Company’s NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

          Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company’s results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company’s shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt

          The Company presents debt based on its pro rata ownership share (including the Company’s pro rata share of unconsolidated affiliates and excluding minority investors’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s consolidated balance sheet is located at the end of this earnings release.

          Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference therein, for a discussion of such risks and uncertainties.

-MORE-

CBL Reports Second Quarter Results

August 5, 2008

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

REVENUES:
Minimum rents	$175,390	$154,871	$347,268	$309,120
Percentage rents	1,607	1,852	6,597	8,334
Other rents	4,204	3,947	9,215	8,362
Tenant reimbursements	79,567	74,975	165,818	152,646
Management, development and leasing fees	2,484	3,954	5,422	5,175
Other	6,275	6,690	13,304	11,670

Total revenues	269,527	246,289	547,624	495,307

EXPENSES:
Property operating	43,794	38,764	91,815	81,829
Depreciation and amortization	73,064	60,491	146,680	117,099
Real estate taxes	23,749	19,862	47,604	40,508
Maintenance and repairs	14,780	14,003	32,487	29,294
General and administrative	11,114	10,570	23,645	20,767
Other	6,541	4,802	13,540	8,441

Total expenses	173,042	148,492	355,771	297,938

Income from operations	96,485	97,797	191,853	197,369
Interest and other income	2,182	2,883	4,909	5,628
Interest expense	(76,455)	(68,814)	(156,679)	(134,941)
Loss on extinguishment of debt	—	—	—	(227)
Gain on sales of real estate assets	4,273	2,698	7,349	6,228
Equity in earnings (losses) of unconsolidated affiliates	(186)	1,084	793	1,682
Income tax provision	(3,838)	(948)	(4,195)	(1,751)
Minority interest in earnings:
Operating partnership	(7,385)	(9,035)	(12,127)	(22,598)
Shopping center properties	(6,402)	(3,567)	(12,451)	(4,297)

Income from continuing operations	8,674	22,098	19,452	47,093
Operating income of discontinued operations	3,335	590	4,183	693
Gain (loss) on discontinued operations	3,112	—	3,112	(55)

Net income	15,121	22,688	26,747	47,731
Preferred dividends	(5,454)	(11,223)	(10,909)	(18,865)

Net income available to common shareholders	$9,667	$11,465	$15,838	$28,866

Basic per share data:
Income from continuing operations, net of preferred dividends	$0.05	$0.17	$0.13	$0.43
Discontinued operations	0.10	0.01	0.11	0.01

Net income available to common shareholders	$0.15	$0.18	$0.24	$0.44

Weighted average common shares outstanding	65,982	65,246	65,940	65,178

Diluted per share data:
Income from continuing operations, net of preferred dividends	$0.05	$0.16	$0.13	$0.43
Discontinued operations	0.10	0.01	0.11	0.01

Net income available to common shareholders	$0.15	$0.17	$0.24	$0.44

Weighted average common and potential dilutive common shares outstanding	66,206	65,922	66,146	65,905

-MORE-

CBL Reports Second Quarter Results

August 5, 2008

The Company’s calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Net income available to common shareholders	$9,667	$11,465	$15,838	$28,866
Minority interest in earnings of operating partnership	7,385	9,035	12,127	22,598
Depreciation and amortization expense of:
Consolidated properties	73,064	60,491	146,680	117,099
Unconsolidated affiliates	6,694	3,621	13,371	7,125
Discontinued operations	117	474	2,357	934
Non-real estate assets	(259)	(234)	(502)	(462)
Minority investors’ share of depreciation and amortization	(303)	1,096	(651)	490
(Gain) loss on discontinued operations	(3,112)	—	(3,112)	55
Income tax provision on disposal of discontinued operations	1,183	—	1,183	—

Funds from operations of the operating partnership	$94,436	$85,948	$187,291	$176,705

Funds from operations per diluted share	$0.81	$0.74	$1.60	$1.52

Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	116,841	116,583	116,781	116,611

Reconciliation of FFO of the operating partnership to FFO allocable to Company shareholders:
Funds from operations of the operating partnership	$94,436	$85,948	$187,291	$176,705
Percentage allocable to Company shareholders (1)	56.58%	56.29%	56.56%	56.24%

Funds from operations allocable to Company shareholders	$53,432	$48,380	$105,932	$99,379

(1)

Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. Se

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$4,458	$2,082	$5,918	$5,639
Lease termination fees per share	$0.04	$0.02	$0.05	$0.05

Straight-line rental income	$1,738	$1,260	$3,151	$2,384
Straight-line rental income per share	$0.01	$0.01	$0.03	$0.02

Gains on outparcel sales	$4,188	$3,352	$7,548	$7,138
Gains on outparcel sales per share	$0.04	$0.03	$0.06	$0.06

Amortization of acquired above- and below-market leases	$2,405	$2,762	$5,108	$5,692
Amortization of acquired above- and below-market leases per share	$0.02	$0.02	$0.04	$0.05

Amortization of debt premiums	$1,961	$1,928	$3,936	$3,830
Amortization of debt premiums per share	$0.02	$0.02	$0.03	$0.03

Income tax provision	$(2,655)	$(948)	$(3,012)	$(1,751)
Income tax provision per share	$(0.02)	$(0.01)	$(0.03)	$(0.02)

-MORE-

CBL Reports Second Quarter Results

August 5, 2008

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Net income	$15,121	$22,688	$26,747	$47,731

Adjustments:
Depreciation and amortization	73,064	60,491	146,680	117,099
Depreciation and amortization from unconsolidated affiliates	6,694	3,621	13,371	7,125
Depreciation and amortization from discontinued operations	117	474	2,357	934
Minority investors’ share of depreciation and amortization in shopping center properties	(303)	1,096	(651)	490
Interest expense	76,455	68,814	156,679	134,941
Interest expense from unconsolidated affiliates	7,208	4,206	13,834	8,398
Minority investors’ share of interest expense in shopping center properties	(455)	1,294	(903)	107
Loss on extinguishment of debt	—	—	—	227
Abandoned projects expense	1,198	551	2,911	600
Gain on sales of real estate assets	(4,273)	(2,698)	(7,349)	(6,228)
Gain on sales of real estate assets of unconsolidated affiliates	(145)	(654)	(429)	(910)
Minority investors’ share of gain on sales of shopping center real estate assets	230	—	230	—
Income tax provision	3,838	948	4,195	1,751
Minority interest in earnings of operating partnership	7,385	9,035	12,127	22,598
(Gain) loss on discontinued operations	(3,112)	—	(3,112)	55

Operating partnership’s share of total NOI	183,022	169,866	366,687	334,918
General and administrative expenses	11,114	10,570	23,645	20,767
Management fees and non-property level revenues	(6,136)	(12,352)	(14,565)	(19,057)

Operating partnership’s share of property NOI	188,000	168,084	375,767	336,628
NOI of non-comparable centers	(23,154)	(1,914)	(44,628)	(3,112)

Total same-center NOI	$164,846	$166,170	$331,139	$333,516

Malls	$151,417	$152,996	$304,358	$307,570
Associated centers	7,748	8,163	15,858	16,248
Community centers	1,636	1,688	3,317	3,072
Other	4,045	3,323	7,606	6,626

Total same-center NOI	164,846	166,170	331,139	333,516
Less lease termination fees	(3,758)	(2,082)	(4,568)	(5,639)

Total same-center NOI, excluding lease termination fees	$161,088	$164,088	$326,571	$327,877

Percentage Change:
Malls	-1.0%		-1.0%
Associated centers	-5.1%		-2.4%
Community centers	-3.1%		8.0%
Other	21.7%		14.8%

Total same-center NOI	-0.8%		-0.7%

Total same-center NOI, excluding lease termination fees	-1.8%		-0.4%

-MORE-

CBL Reports Second Quarter Results

August 5, 2008

Company’s Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

	June 30, 2008

	Fixed Rate	Variable Rate	Total

Consolidated debt	$4,653,373	$1,344,785	$5,998,158
Minority investors’ share of consolidated debt	(23,909)	(910)	(24,819)
Company’s share of unconsolidated affiliates’ debt	409,702	74,145	483,847

Company’s share of consolidated and unconsolidated debt	$5,039,166	$1,418,020	$6,457,186

Weighted average interest rate	5.79%	3.59%	5.30%

	June 30, 2007

	Fixed Rate	Variable Rate	Total

Consolidated debt	$4,066,960	$884,746	$4,951,706
Minority investors’ share of consolidated debt	(119,955)	—	(119,955)
Company’s share of unconsolidated affiliates’ debt	217,532	36,858	254,390

Company’s share of consolidated and unconsolidated debt	$4,164,537	$921,604	$5,086,141

Weighted average interest rate	5.91%	6.20%	5.96%

Debt-To-Total-Market Capitalization Ratio as of June 30, 2008
(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value

Common stock and operating partnership units	116,960	$22.84	$2,671,366
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000

Total market equity			2,961,366
Company’s share of total debt			6,457,186

Total market capitalization			$9,418,552

Debt-to-total-market capitalization ratio			68.6%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on June 30, 2008. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	Basic	Diluted	Basic	Diluted

2008:
Weighted average shares - EPS	65,982	66,206	65,940	66,146
Weighted average operating partnership units	50,635	50,635	50,635	50,635

Weighted average shares- FFO	116,617	116,841	116,575	116,781

2007:
Weighted average shares - EPS	65,246	65,922	65,178	65,905
Weighted average operating partnership units	50,661	50,661	50,706	50,706

Weighted average shares- FFO	115,907	116,583	115,884	116,611

Dividend Payout Ratio	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Weighted average dividend per share	$0.55047	$0.51031	$1.10094	$1.02063
FFO per diluted, fully converted share	$0.81	$0.74	$1.60	$1.52

Dividend payout ratio	68.0%	69.0%	68.8%	67.1%

-MORE-

CBL Reports Second Quarter Results

August 5, 2008

Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	June 30, 2008	December 31, 2007

ASSETS
Real estate assets:
Land	$861,234	$917,578
Buildings and improvements	7,229,632	7,263,907

	8,090,866	8,181,485
Accumulated depreciation	(1,213,790)	(1,102,767)

	6,877,076	7,078,718
Held for Sale	137,936	—
Developments in progress	408,587	323,560

Net investment in real estate assets	7,423,599	7,402,278
Cash and cash equivalents	66,450	65,826
Cash in escrow	2,650	—
Receivables:
Tenant, net of allowance	65,738	72,570
Other	12,810	10,257
Mortgage and other notes receivable	48,883	135,137
Investments in unconsolidated affiliates	221,365	142,550
Intangible lease assets and other assets	251,406	276,429

	$8,092,901	$8,105,047

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgage and other notes payable	$5,998,158	$5,869,318
Accounts payable and accrued liabilities	353,744	394,884

Total liabilities	6,351,902	6,264,202

Commitments and contingencies
Minority interests	875,211	920,297

Shareholders’ equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 66,325,420 and 66,179,747 issued and outstanding in 2008 and 2007, respectively	663	662
Additional paid-in capital	997,821	990,048
Accumulated other comprehensive loss	(6,192)	(20)
Accumulated deficit	(126,516)	(70,154)

Total shareholders’ equity	865,788	920,548

	$8,092,901	$8,105,047

-END-